Exhibit 99.2

CompuCredit Announces Entry into Share Lending Agreement

CompuCredit Corporation (NASDAQ Symbol: “CCRT”) announced today that it has entered into a 30-year share lending agreement with Bear, Stearns International Limited (“BSIL”), as principal, and Bear, Stearns & Co. Inc., as agent for BSIL, under which it has agreed to loan to BSIL up to 6.686 million shares of its common stock. BSIL will offer to the public the shares borrowed under CompuCredit’s shelf registration statement in order to facilitate hedging transactions undertaken by purchasers of CompuCredit's convertible notes. CompuCredit will not receive any proceeds of the registered offering of common stock by BSIL.

CompuCredit does not expect the borrowed shares to be considered issued or outstanding from an accounting standpoint and accordingly does not expect the borrowed shares to have a dilutive impact on its earnings per share.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute on offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Credit cards marketed by CompuCredit generally are issued by Columbus Bank and Trust Company under an agreement with CompuCredit. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.

The matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not CompuCredit will consummate the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to CompuCredit’s most recent filings with the Securities and Exchange Commission. CompuCredit does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.